Exhibit 99.1

Harrington West Financial Group, Inc. Announces Special Cash Dividend
                        of 50 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--June 16, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG) today announced that its Board of Directors has declared a special cash dividend of 50 cents per share payable on July 12, 2004 to shareholders of record on June 28, 2004. In commenting on the special dividend, Chairman and CEO of Harrington West, Craig J. Cerny, stated "Given the Company's performance over the last two years in generating strong earnings growth and in exceeding its profit plan for both its core banking operations and its investment portfolio, the Board of Directors wishes to reward shareholders with this special dividend, especially considering the historically low Federal tax rate on dividend income. The Board anticipates the Company will continue its regular quarterly cash dividend announced with quarterly earnings releases." The last quarterly cash dividend of 10 cents per share was paid on May 7, 2004.
    Harrington West Financial Group, Inc, is a $1.0 billion financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates 13 full service banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $126.1 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resource Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company's beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results, including future cash dividends. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
             Gina L. Ast, 805-688-6644 (share transfer information)